AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER



         AMENDMENT dated as of September 8, 1999 to the Agreement and Plan of Merger dated as of July 18, 1999 (the "Merger Agreement") between QWEST COMMUNICATIONS INTERNATIONAL INC., a Delaware corporation ("Qwest"), and U S WEST, Inc., a Delaware corporation ("U S WEST").

                               W I T N E S S E T H

         WHEREAS, the parties hereto desire to amend the Merger Agreement in certain respects;

         NOW, THEREFORE, the parties hereto agree as follows:

         SECTION 1. Defined Terms; References. Unless otherwise specifically defined herein, each term used herein which is defined in the Merger Agreement has the meaning assigned to such term in the Merger Agreement. Each reference to "hereof," "hereunder," "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each other similar reference contained in the Merger Agreement shall, after this Amendment becomes effective, refer to the Merger Agreement as amended hereby.

         SECTION 2. Certificate of  Incorporation of the Surviving  Corporation.
Section 2.08 of the Merger Agreement is hereby amended by deleting the word "and" at the end of clause (i) thereof, replacing the period at the end of clause (ii) thereof with a semicolon followed by the word "and" and adding the following new clause (iii) at the end thereof:

         the number of authorized shares of Qwest Common Stock will be 5,000,000,000.

         SECTION 3. Qwest's Equity Incentive Plan. Article 6 of the Merger Agreement is hereby amended by adding the following new Section 6.21:

         Qwest and U S WEST hereby agree that Qwest may increase the number of shares of Qwest Common Stock eligible for award under the Qwest Equity Incentive Plan from and after the Effective
         Time to an amount equal to the lessor of (1) 200 million and (2) 10% of the total number of shares of Qwest Common Stock outstanding as of the close of business on the date on which the Effective Time occurs, in each case reduced by the number of shares of Qwest Common Stock issuable upon the exercise of U S WEST Rights and Qwest options (other than Qwest options awarded under the Qwest Equity Incentive Plan) outstanding as of the close of business on the date on which the Effective Time occurs.

         SECTION 4. Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, without regard to the conflicts of laws provisions thereof.

         SECTION 5. Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         SECTION 6. Effectiveness. This Amendment shall become effective upon execution by each of the parties hereto of a counterpart hereof.

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.


                                QWEST COMMUNICATIONS
                                INTERNATIONAL INC.

                                By:     /S/ DRAKE S. TEMPEST
                                        -------------------------------------
                                Name:   Drake S. Tempest
                                Title:  Executive Vice President &
                                        General Counsel


                                U S WEST, INC.

                                By:     /S/ MARK ROELLIG
                                        -------------------------------------
                                Name:   Mark Roellig
                                Title:  Executive Vice President, Public Policy,
                                        Human Resources and Law, General Counsel
                                        and Secretary